Exhibit 10.10

Agreement by and Between SNRG Corporation

And

Reagent Chemical & Research, Inc.

This Agreement (hereinafter the "Agreement") is made and entered into on this the 19th day of September, 2005, by and between SNRG Corporation (hereinafter "SNRG"), and Reagent Chemical & Research, Inc. (hereinafter "Reagent"), in accordance with the conditions set forth below:

1. Term

The term of this Agreement will begin on September 19, 2005 and will extend through December 31, 2025. This Agreement shall continue year to year thereafter, unless cancelled in writing by either party, with a minimum twelve (12) months written notice prior to the end of the initial term, or any subsequent term.

2. Purchase

SNRG will sell to Reagent, and Reagent will buy from SNRG, 100% of the Hydrochloric Acid (HCl) produced (stabilized annual production estimated to be 95,000 wet tons per year) at the SNRG gasification facility in Bay City, TX, that meets the attached specification in EXHIBIT A, and made part of this Agreement. Reagent and SNRG will jointly develop an inventory level production rate schedule reporting system. Reagent shall have the first right of refusal on any HCl that fails to meet the attached specification. Pricing for HCl that fails to meet the attached specification will be negotiated on an ad hoc basis.

3. Price

The purchase price of HCL sold by SNRG, and purchased by Reagent will be thirty dollars and no cents ($30.00) per wet standard ton, FOB the SNRG Oil & Gas facility in Bay City, TX, subject to adjustment as described below. SNRG will summary bill Reagent on a monthly basis

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for the previous month’s usage. Reagent will pay the invoices within 30 days of receipt of SNRG’s invoice.

The purchase price of HCL sold by Texan to Reagent hereunder will be adjusted two times per year, January 1 and July 1, based upon Reagent's average selling price to its top 5 direct accounts for the product produced (FOB price adjusted) at the Bay City plant for the previous 6 months. Changes will be applied using a 50/50 sharing mechanism. At the close of June and December, Reagent will have 30 days to determine any change in the purchase price. The summary bill for July usage will be sent out early August after the new base price is determined, the summary bill for January usage will be sent out early February after the purchase price is adjustment is determined. For example, if Reagent's average selling price to its top 5 direct accounts for the material produced at the Bay City plant (FOB price adjusted) increases by $8/ton, then the $30 purchase price for HCL hereunder becomes $34/ton, which remains the HCL purchase price until the next adjustment period.

4. Method of Pickup

The HCl sold to Reagent may be picked up FOB SNRG's facility in either tank trucks or railcars; provided by Reagent, and at the option of, Reagent. Reagent has the option of self loading tank trucks on a 24 hour basis. Railcars will be loaded by SNRG personnel.

5. Force Majuere

Except as otherwise expressly set forth herein, a party’s performance under this Agreement shall be excused and no liability shall result from delay in performance or non-performance, directly or indirectly caused by circumstances beyond the control of the Party affected, including, but not limited to, Act of God, fire, explosion, flood, war, act of or authorized by any Government, accident, labor trouble or shortage or failure of unusual transportation mode (the foregoing “Force Majuere” and the period of time such Force Majuere is in effect the “Force Majuere Period”).

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Any party who desires to make a claim of Force Majuere shall promptly give the other party written notice of such claim setting forth in reasonable detail the nature of the Force Majuere event and its anticipated length of time, if known.

6. Assignment

This Agreement shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their perspective successors and assigns.

7. Notices

All notices and communications hereunder shall be in writing and shall be deemed to have duly given: when delivered, if delivered by messenger during normal business hours of receipt; when sent, if transmitted by telex or facsimile transmission (receipt confirmed) during normal business hours of the receipt, or on the fifth business day following mailing, if mailed by certified or registered mail, postage paid, in each case addressed to the party concerned at the address set forth below or such other address as may be designated by any party:

SNRG Corporation	Reagent Chemical & Research, Inc.
14300 N. Northsight Blvd., Suite 227	115 Route 202/31 South
Scottsdale, AZ 85260	Ringoes, NJ 08551
Tel. 480-991-2040	Tel: 908-284-2800
Fax: 480-991-2203	Fax: 908-284-2113

8. Modification

This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein. No modification, amendment, change, or alteration of this Agreement shall be effective unless made in writing and signed by both parties.

9. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

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10. Waiver

A waiver of a breach of this Agreement by either party shall not be deemed to be a continuing waiveor waiver of any other default or of any other provision of this Agreement.

11. Government Action

Severability. In the event any part or provision of this Agreement is declared illegal and null and void by any government or agency of such government, which causes any party to be unable to perform any of the obligation under this Agreement, then the remainder of the Agreement shall continue in effect and the parties shall meet and negotiate, in good faith, replacement provisions which most nearly reflect the original intent of the parties.

12. Prior Agreement; Integration

This Agreement, together with its attached Exhibits, constitutes the entire agreement between the Parties pertaining to the subject matter contained herein and replaces and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties. Each Party acknowledges that no other party, nor agent nor attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, and not contain herein, concerning the subject matter hereof to induce the Party to execute or authorize the execution of this Agreement and further acknowledges that the Party has not executed or authorized the execution of this Agreement in reliance of any such promise, representation or warranty not contained herein. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing and signed by both Parties.

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ACCEPTED AND AGREED:

REAGENT CHEMICAL & RESEARCH, INC.	SNRG CORPORATION

BY:/s/ John L. Goldak	BY:/s/ D. Elroy Fimrite

PRINT: John L. Goldak	PRINT: D. Elroy Fimrite

TITLE: Regional Manager	TITLE: President

DATE: 9-20-05	DATE: 9-27-05

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EXHIBIT A

Hydrochloric Acid Specification

SNRG Corporation

Bay City, TX

Parameter	Product Specification

Strength in Baume	22 degree baume minimum
% HCl Content	35.21% minimum
Specific Gravity @ 60° F (Min)	1.1600
Color (APHA)	20 maximum
Iron	2 ppm maximum
Extractable Organic Compounds	5 ppm max

- Product will also meet or exceed standards set forth for Hydrochloric Acid in the Food Chemicals Codex, Rev. 4, or latest revision.

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EXHIBIT B

CONDITIONS OF SALE

1. a) SNRG warrants its title to the Product and that the quality of the Product shall conform at the time of delivery, to the specifications set forth in Exhibit A, attached hereto. This Warranty is exclusive and is in lieu of any other expressed or implied warranty. All and any WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE is expressly excluded. b) Both SNRG and Reagent understand that from time to time during the term of this Agreement, SNRG may produce Hydrochloric Acid that does not meet the specifications set forth in Exhibit A, attached hereto. In such cases, SNRG will give Reagent prior notice that the Hydrochloric Acid is "off spec" and, on a case-by-case basis, provide Reagent with an analysis of the "off spec" Hydrochloric Acid and the specifications to which any such Hydrochloric Acid does conform. If Reagent purchases any such "off spec" Hydrochloric Acid, SNRG warrants its title to the "off spec" Hydrochloric Acid and further warrants that the "off spec" Hydrochloric Acid conforms to the analysis and specifications provided to Reagent for such "off spec" Hydrochloric Acid.

2. Reagent shall indemnify and hold SNRG harmless from any claim or liability, as well as any costs, expenses and attorney's fees related thereto, for damages to property (whether public or private) or bodily injuries (including death) to any person, including, but not limited to, employees of Reagent which arises, from Reagent's negligence, transport, unloading, storage, handling or use of the Product, except for any portion of damages attributable to SNRG’s negligence. SNRG shall indemnify and hold Reagent harmless from and against any claim or liability, as well as any costs, expenses, attorney's fees related thereto, for damages to property (whether public or private) or bodily injuries (including death) to any person, including, but not limited to, employees of SNRG, which arises, from SNRG's negligence, production, loading, storage and lack of conformity to Exhibit "A".

3. In no event shall either party be liable to the other party for punitive, special, indirect or consequential damages, whether or not caused by or resulting from the negligence of such

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party; provided however that this condition shall not prevent payment of liquidated damages where specifically provided in this Agreement.

4. SNRG warrants that the use or sale of the products delivered hereunder will not infringe the claims of any United States patent covering the products themselves; but does not warrant against infringement by reason of the use thereof in combination with other products or in the operation of any process.

5. SNRG warrants that all products delivered hereunder were produced in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended.

6. If any Government action should place or continue limitations on the price provided or in this Agreement or the contracted resale prices of Reagent so that it would be illegal or against public or Government policy to charge, assess or receive the full amount of or to increase such prices, then the affected Party shall have the option (1) to continue to perform under this Agreement subject to such adjustments in prices necessary to comply with such Government action, provided, however, such adjustments do not result in prices charged to Reagent higher than set forth in this Agreement; (2) to revise this Agreement, subject to the other Party's approval, in order to most nearly accomplish the original intent of this Agreement without liability for any damages.

7. This document, along with documents specifically referred to herein, contains all of the terms and conditions with respect to the sale and purchase of the products sold hereunder. These terms and conditions supersede any of previous date and no modification thereof shall be binding on either party unless in writing and signed by both parties. In the event of any conflict between the terms and provisions of this Exhibit B and the terms and provisions of the foregoing Agreement, the terms and provisions of the foregoing Agreement shall prevail and control. No modification shall be effected by the acknowledgement or acceptance of purchase order forms stipulating different conditions. Waiver by either party of any default by the other hereunder shall not be deemed a waiver by such party of any default by the other which may thereafter occur.

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